Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333 272781), Form S-3D (No. 333 163047), Form S-8 (No.333 231505), and Form S-4 (No. 333 285096) of CNB Financial Corporation of our reports dated March 6, 2025, with respect to the consolidated financial statements of CNB Financial Corporation and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10 K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Indianapolis, Indiana
March 6, 2025